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OPINION OF MICHAEL S. KROME
Exhibit 5.1


                             Michael S. Krome, P.C.
                                 Attorney-at-Law
                                  8 Teak Court
                           Lake Grove, New York 11755
                                 (631) 737-8381



                                                                  March 5, 2003


Muhammad J. Shaheed
President, CEO and Chairman
2275 East 55th Street
Cleveland, Ohio 44103

Dear Sirs:

         You have requested an opinion with respect to certain matters in connection with the filing by Aygrid Corporation (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission, covering the registration of 13,900,000 shares, par value $0.001 per share (the "Shares"), for issuance pursuant to various agreements between the Company and the holders of the shares specified below.

         The shares to be covered by the Form S-8 include:

          1. 1,500,000 shares of common stock to be issued to Joseph Guccione of Greenbridge Management Inc., pursuant to the Consulting Agreement entered into by the Company;

          2. 2,500,000 shares of common stock to be issued to Farhad Walji, pursuant to the Consulting Agreement entered into by the Company;

          3. 1,400,000 shares of common stock to be issued to M.J. Shaheed, for salary and other monies due pursuant to employment with the Company;

          4. 1,000,000 shares of common stock to be issued to Mary Sloat-Horoszko, for salary and other monies due pursuant to employment with the Company;

          5. 1,400,000 shares of common stock to be issued to Michael Young, for salary and other monies due pursuant to employment with the Company;

          6. 1,300,000 shares of common stock to be issued to Stan Chapman, for salary and other monies due pursuant to employment with the Company;

          7. 359,000 shares of common stock to be issued to Anthony Cooper, for salary and other monies due pursuant to employment with the Company;

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          8.   167,000 shares of common stock to be issued to Ingemar Rodriguez, for salary and other monies due pursuant to employment with the Company;

          9. 34,000 shares of common stock to be issued to Raymond Allison, for salary and other monies due pursuant to employment with the Company;

          10. 50,000 shares of common stock to be issued to Van Quang, for salary and other monies due pursuant to employment with the company;

          11. 4,190,000 shares of common stock to be issued to Michael S. Krome, P.C., for the payment of Legal Fees incurred by the Company, as per the agreement with the Company.

         In connection with this opinion, we have examined and relied upon the Company's Amended Articles of Incorporation and By-Laws, the Minutes of the Meetings of the Board of Directors of the Company as well as the originals and copies, certified to my satisfaction, of such records, documents certificates, memoranda and other instruments as in my judgment are necessary or appropriate to enable me to render the opinion contained herein. We have assumed the genuineness and authenticity of all documents submitted as originals, the conformity to the originals of all documents submitted to me as copies thereof and the due execution, delivery or filing of documents, where such execution, delivery or filling are a prerequisite to the effectiveness thereof.

         We have also reviewed the previous filings of the Company, and for the purposes of this opinion have relied upon the representations of the Company that it is current in its filings and that the filings are true and accurate representations of the state of the Company when the documents were filed.

         On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued in accordance with the Registration Statement and the Consulting Agreement, or Retainer Agreement, will be validly issued, fully paid and non-assessable shares of the Common Stock of the Company, and do not need to bear a restrictive legend upon them.

         We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                          Very truly yours,


                                                          Michael S. Krome


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